Exhibit 4.5

RULES OF THE FLUTTER ENTERTAINMENT PLC

2023 LONG TERM INCENTIVE PLAN

Approved by ordinary resolution of the shareholders of Flutter Entertainment plc on 27 April 2023 and amended by the Compensation and Human Resources Committee on 13 December 2023.

TABLE OF CONTENTS

1.	INTERPRETATION AND PURPOSE	1
2.	GRANT OF AWARDS AND OPTIONS	5
3.	LIMIT ON NUMBER OF SHARES TO BE THE SUBJECT OF AWARDS OR OPTIONS UNDER THIS PLAN	7
4.	LIMIT ON NUMBER OF SHARES GRANTED TO ELIGIBLE EMPLOYEES	8
5.	CONDITIONS ATTACHING TO AWARDS AND OPTIONS	9
6.	GRANT OF OPTIONS	15
7.	VESTING OF AWARDS AND OPTIONS	15
8.	CESSATION OF EMPLOYMENT	16
9.	TAKEOVER, RECONSTRUCTION, AMALGAMATION OR WINDING-UP OF THE COMPANY	18
10.	EXCHANGE OF AWARDS AND OPTIONS ON TAKEOVER OF THE COMPANY	20
11.	LAPSE OF AWARDS AND OPTIONS	21
12.	SHARES TRANSFERRED/ISSUED ON VESTING	21
13.	ADJUSTMENT OF AWARDS AND OPTIONS ON REORGANISATION AND EXERCISE OF DISCRETION	22
14.	DEDUCTIONS	23
15.	LEGAL ENTITLEMENT	23
16.	ADMINISTRATION OF THE PLAN	25
17.	AMENDMENT OF THE PLAN	25
18.	DATA PROTECTION	26
19.	LISTING OF SHARES	28
20.	NOTICES	28
21.	GOVERNING LAW	28
22.	ARBITRATION	28

RULES OF THE FLUTTER ENTERTAINMENT PLC

2023 LONG TERM INCENTIVE PLAN

1.	Interpretation And Purpose

1.1

The purpose of the Plan is to provide mechanisms to incentivise a number of senior executives of the Group through the making of awards or options over Shares which do not confer any rights over or in respect of such shares until the achievement of stretching performance targets specified at the time the award or option is made or granted.

1.2	In the Plan, unless the context otherwise requires, the following words and expressions have the following meanings:

“Accounting Period” means any financial year in respect of which the Company prepares audited financial statements;

“Acting in Concert” has the meaning given to such expression in Section 1 of the Irish Takeover Panel Act 1997 in its present form or as amended from time to time;

“Approval Date” means the date on which the Plan is approved by shareholders in general meeting;

“Award” means a right to acquire, or subscribe for, Shares conferred in accordance with the terms of the Trust and this Plan;

“Award Holder” means an Eligible Employee who holds a subsisting Award, or where the context permits, his legal personal representative(s);

“Award Notification” means the letter, certificate or electronic communication issued in respect of the grant of an Award under Rule 2.2;

“Base Salary” means in relation to an Eligible Employee, his salary from the Group arising out of his employment expressed at an annual rate at the date of Date of Grant;

“Betfair” means Betfair Group plc, incorporated under the laws of England and Wales under company number 5140986;

“Board” means the Board of Directors of the Company;

“Clawback” means the discretion conferred on the Compensation Committee to decide that the Vesting of an Award or Option granted under this Plan or any other benefit conferred under this Plan or any other incentive plan is to be reduced or forfeited or repaid in the manner provided for in Rule 5.6;

“Company” means Flutter Entertainment plc, incorporated in Ireland under company number 16956;

“Company’s Share Dealing Code” means the Company’s Group Securities Dealing Policy and/or PDMR Securities Dealing Policy (to the extent applicable) as in force from time to time or such other code for dealings in Shares by employees of a Group Member as the Company may adopt from time to time;

“Compensation Committee” or “Remuneration Committee” means the Compensation and Human Resources Committee of the Company (or its predecessor committee by whatever name) or any duly authorised committee of the Board or a person duly authorised by the Compensation Committee (or by its predecessor committee by whatever name) or by any such duly authorised committee of the Board;

“Control” has the meaning given to that expression in Section 432 of TCA 1997;

“Date of Grant” means the date on which an Award or an Option, as the case may be, is granted to an Eligible Employee in accordance with Rule 2.2;

“Dealing Restriction” means restrictions on, or requirements for approval for, dealings in Shares or Share derivatives imposed by statute, order or regulation or Government directive or a listing authority or the Takeover Rules or by the Company’s Share Dealing Code;

“DI” means depositary interests representing Shares, issued in such manner as may be approved by the Company from time to time;

“Dividend Share” has the meaning given to such expression in Rule 12.3;

“Eligible Employee” means a bona fide employee (including an executive director) of any company within the Group as determined by the Compensation Committee, in its absolute discretion;

“Employee Benefit Trust” means the Paddy Power Betfair plc Employee Benefit Trust as constituted by the Trust Deed and/or any other employee benefit trust established for the benefit of employees or former employees of any Group Member;

“Employee Share Scheme” means any employee share scheme of the Company which satisfies an incentive based award or option through the issue of new shares (which may include treasury shares held by the Company);

“Existing Award” has the meaning given to such expression in Rule 10.1;

“Existing Option” has the meaning given to such expression in Rule 10.1;

“Group” means the Company and its Subsidiaries from time to time, and “Group Member” shall mean any of them;

“Internal Reorganisation” means where immediately after a change of Control of the Company, all or substantially all of the issued share capital of the acquiring company is owned directly or indirectly by the persons who were shareholders in the Company immediately before the change of Control;

“Issue Period” means the period of 42 days commencing on:

(a)	the Approval Date; or

(b)

the dealing day after the day on which the Company makes an announcement of its results for any period provided however that in the event of there being an embargo on dealings in Shares by virtue of a Dealing Restriction and such embargo as aforesaid having effect during any such 42 day period, an Award or Option may in any case be issued within the 14 day period immediately following the day on which such embargo ceases to have effect;

“Malus” means the discretion conferred on the Compensation Committee to decide that the Vesting of an Award granted under this Plan or any other benefit conferred under this Plan or any other incentive plan is to be reduced, cancelled or subject to further conditions in the manner provided for in Rule 5.5;

“Market Value” of a Share on any day shall be determined as follows:

(a)

if at the relevant time Shares are listed on a Stock Exchange, the average over the three trading days (on such Stock Exchange on which the Shares are listed as is nominated for that purpose by the Compensation Committee) immediately preceding such day of the mean between the highest and lowest sale prices of a Share on each such trading day;

(b)	if paragraph (a) above does not apply, the market value of a Share on such day as determined in accordance with section 548 TCA 1997 by the Compensation Committee; or

(c)

if paragraphs (a) and (b) above do not apply and if the Compensation Committee considers it to be appropriate, the market value of a Share shall be determined from the prices obtained by investors in the Company in sales by them of Shares as is certified by the Company’s brokers;

“Net Payment” has the meaning given to such expression in Rule 7.4(b);

“New Award” means an Award granted by way of exchange under Rule 10.2;

“New Option” has the meaning given to such expression in Rule 10.2;

“New Shares” means the shares subject to a New Award referred to in Rule 10.2;

“Option” means an option to acquire or subscribe for Shares granted to an Eligible Employee under the terms of the Rules;

“Option Holder” means the holder of an Option granted under the terms of the Plan;

“Option Notification” means the letter, certificate or electronic communication issued in respect of the grant of an Option under Rule 2.2;

“Participant” means any person who holds an Award or an Option or following his death, his personal representative;

“Performance Conditions” means the applicable target or targets in respect of a Performance Period at which the relevant portion of an Award shall Vest or the relevant portion of an Option shall become exercisable in accordance with Rule 5.2(b);

“Performance Period” means a period of not less than three years beginning on the date specified in, as applicable, the Award Notification or the Option Notification;

“Personal Data” has the meaning given in Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation) or any equivalent legislation in any other jurisdiction;

“Plan” means The Flutter Entertainment plc 2023 Long Term Incentive Plan in its present form or as amended from time to time constituted by these Rules and the Trust Deed;

“Relevant Liability” has the meaning given to such expression in Rule 14.1;

“Relevant Participant” has the meaning given to such expression in Rule 5.5(a) or Rule 5.6(a), as applicable;

“Reorganisation” means any variation in the share capital of the Company, including, without limitation, a capitalisation issue, rights issue, bonus issue and a sub division, consolidation or reduction in the capital of the Company;

“Retention Restriction” has the meaning given to such expression in Rule 7.5;

“Rules” means the Rules set out in this document;

“Shares” means fully paid ordinary shares in the capital of the Company (or any shares representing them);

“Stock Exchange” means the London Stock Exchange, the New York Stock Exchange or such other stock exchange (or any successor body) where the Shares are traded as determined by the Compensation Committee;

“Subsidiary” has the meaning given to that expression in Section 7 of the Companies Act 2014;

“Takeover Rules” means The Irish Takeover Panel Act 1997, Takeover Rules 2022, as amended from time to time;

“TCA 1997” means Taxes Consolidation Act 1997, as amended from time to time;

“Trust Deed” means the Amended and Restated Trust Deed entered between Power Leisure Bookmakers Limited and Apex Financial Services (Trust Company) Limited in respect of the Paddy Power Betfair plc Employee Benefit Trust which, when taken together with these Rules, constitutes the Plan;

“Trustee” means the trustee of any Employee Benefit Trust; and

“Vest” or “Vesting” means:

(a)	in relation to an Award, the point at which a Participant becomes entitled to receive Shares in respect of a Performance Period; and

(b)	in relation to an Option, the point at which it becomes capable of exercise in respect of a Performance Period.

1.3	In the Plan, unless otherwise specified:

(a)	the Rule headings are inserted for ease of reference only and do not affect their construction or interpretation;

(b)	a reference to a Rule is a reference to a Rule of the Plan;

(c)	a reference to writing includes any mode of reproducing words in a legible form;

(d)	the singular includes the plural and vice-versa and the masculine includes the feminine;

(e)

references to writing shall be construed, unless the contrary intention appears, as including references to printing, lithography, photography and any other modes or representing or reproducing words in a visible form except as provided in these Rules and/or, where it constitutes writing in electronic form sent to the Company, the Company has agreed to its receipt in such form. Expressions in these Rules referring to acceptance, execution or signing of any document shall include any mode of execution whether under seal or under hand or any mode of electronic acceptance, execution or signature as shall be approved by the Company. Expressions in these Rules referring to receipt of any electronic communications shall, unless the contrary intention appears, be limited to receipt in such manner as the Company has approved;

(f)	unless the contrary intention appears, the use of the word “address” in these Rules in relation to electronic communications includes any number or address used for the purpose of such communications;

(g)	a reference to a statutory provision of an Act of the Oireachtas includes any statutory modification, amendment or re-enactment thereof; and

(h)	the Interpretation Act 2005 applies to the Plan in the same way as it applies to an enactment.

2.	Grant of Awards and Options

2.1	Awards and Options granted by Compensation Committee

Subject to the provisions of these Rules, the Eligible Employees to whom Awards or Options are granted and the terms of such Awards or Options shall be determined by the Compensation Committee in its absolute discretion.

2.2	Procedure for grant of Awards and Options and Date of Grant

Awards and Options may be granted during an Issue Period at such time or times in such amounts and on such terms as the Compensation Committee shall determine in its absolute discretion. An Award or Option shall be granted by the issue of an Award Notification or an Option Notification, as the case may be. The Compensation Committee may grant Awards or grant Options, as the case may be, at any time during the term of the Plan provided it is not prohibited or restricted from doing so by law or by a Dealing Restriction. An Award or Option may also be granted outside of an Issue Period when the Compensation Committee considers that circumstances are sufficiently exceptional to justify it being made outside of such period.

2.3	Contents of Award or Option Notification

Unless the Compensation Committee shall otherwise determine, an Award Notification or Option Notification shall contain:

(a)

the Date of Grant of the Award or Option which shall be either the date specified in the Award Notification or Option Notification, as the case may be, in which case such date may not be earlier than the date the Compensation Committee shall have resolved to grant issue the Award or Option or, if not specified, the date on which the Award Notification or Option Notification is executed/accepted;

(b)	the Performance Periods that apply to the Award or Option and the date of commencement of each successive Performance Period;

(c)

the number of Shares subject to an Award or Option and a statement as to the maximum number of Shares that may Vest in respect of each of the successive Performance Periods applicable to the Award or Option;

(d)

the Performance Condition(s) applicable to the Award or Option, as the case may be, or the Performance Condition(s) for the first Performance Period and a statement that the Performance Condition(s) attaching to each subsequent Performance Period will be notified by way of supplementary notification to the Participant at, or as soon as practicable after, the commencement of that Performance Period;

(e)	the date on which the Award may Vest or Option may be exercised, as the case may be, in respect of each Performance Period and, in the case of an Option, the period during which it may be exercised;

(f)

a statement that it is a condition of the grant that the Participant sign/accept a copy of the relevant notification in order to bind himself contractually to any such arrangement as is referred to in this Plan (including the application of Malus and Clawback) and the accepted or signed document is to be received by the Company by a specified date;

(g)

a statement that, until the Vesting of an Award or exercise of an Option, the Award Holder or Option Holder, as the case may be, shall not have any rights over or in respect of the Shares specified in the Award or Option and on Vesting of an Award or exercise of an Option his right shall be limited to those Shares in respect of which the Compensation Committee has determined that relevant Performance Condition(s) applicable to the relevant Performance Period have been achieved;

(h)	state any Retention Restriction that shall apply to any Shares derived from the Award or Option;

(i)	any other conditions to which the Award or Option is subject; and

(j)	specify the date on which the Award or Option shall lapse.

All Awards and Options shall be subject to the terms and conditions of this Plan.

2.4	Duration of Plan

An Award or Option may be granted at any time within a period of ten years after the Approval Date. An Option must be exercised within a period of ten years after the Date of Grant thereof or such shorter period as may be determined by the Compensation Committee on the Date of Grant.

2.5	Persons to whom Awards or Options may be granted

An Award or Option may not be granted to an individual who is not an Eligible Employee at the Date of Grant.

2.6	Awards and Options non-transferable

An Award or Option shall not be capable of being transferred, charged or otherwise alienated (except in the event of the Participant’s death, to his personal representatives), without the prior approval, in writing, of the Compensation Committee, and shall lapse immediately if the Award Holder or Option Holder, as the case may be, purports to transfer, charge or otherwise alienate the Award, or Option, as the case may be, without such approval. All of the terms of this Plan shall apply to any Award or Option so transferred, charged or alienated. An Award or Option shall lapse immediately if the Participant is declared bankrupt or enters into a compromise with his creditors generally.

2.7	Right to Refuse Awards or Options

An Award Holder or Option Holder, as the case may be, may by notice, in writing, to the Compensation Committee, within thirty days after the Date of Grant, refuse to accept the Award or Option. In such a case, the Award or Option, as the case may be, shall be treated as having never been made. An Award Holder or Option Holder may also renounce an Award or Option at any time prior to the Vesting of such Award or exercise of such Option, as the case may be.

2.8	Subscription Price

No price shall be payable by an Award Holder or Option Holder upon the grant or Vesting of an Award or grant or exercise of an Option, as the case may be, where the Shares the subject of the Award or Option are sourced from the pool of Shares held by the Trustee. Upon the Vesting of an Award or exercise of an Option in respect of Shares sourced from the Company (which may include treasury shares held by the Company), the Group Member that employs the Award Holder or Option Holder or the Trustee, if so agreed, as the case may be, shall pay to the Company such price as shall be specified by the Company provided such price shall at the time equal or exceed the aggregate nominal value of the Shares the subject of the Award or Option less the aggregate nominal value of any treasury shares sourced from the Company for the purposes of the Vesting.

3.	Limit on Number of Shares to be the Subject of Awards or Options Under this Plan

3.1	General

Subject to Rule 3.4, the number of Shares which may be the subject of Awards and Options shall be limited as set out in this Rule 3.

For the purpose of Awards and Options granted under this Plan, Shares may be sourced from the pool of Shares held by the Trustee or by the issue of new Shares by the Company (which may include treasury shares held by the Company). As Shares held by the Trustee will be sourced from market purchases and are non-dilutive only Awards and Options sourced from the issue of Shares by the Company under this Plan or any other Employee Share Scheme will count for the purpose of the limits set out in the remainder of this Rule. The Compensation Committee may decide to change the way in which it is intended that an Award or Option may be satisfied after it has been granted, having regard to the provisions of Rule 3.

3.2	Ten per cent in ten years

The Compensation Committee may not grant Awards or Options which might result in the issue of new Shares if it would have the effect of increasing the total number of Shares that have been, or may be issued, pursuant to awards and options granted under the Plan and any other employee share-based schemes of the Company in the ten year period preceding the proposed Date of Grant so as to exceed 10% of the Company’s issued share capital at the Date of Grant.

3.3	Five per cent in ten years

The Compensation Committee may not grant Awards or Options which might result in the issue of new Shares if it would have the effect of increasing the total number of Shares that have been, or may be issued, pursuant to awards and options granted under the Plan and all other discretionary share-based schemes of the Company in the ten year period immediately preceding the proposed Date of Grant so as to exceed 5% of the Company’s issued share capital at the Date of Grant.

3.4	Computation

For the purpose of the limits contained in this Rule 3:

(a)

Any Shares committed for issue under an Award or an Option shall be taken into account once only by reference to the date when the Award or Option is made. Treasury shares used to settle the Vesting of an Award or the exercise of an Option shall count as newly issued shares and shall be included in the calculation of the issued share capital for the purpose of calculating the limits until such time as guidelines published by institutional investor representative bodies recommend otherwise;

(b)	the limits shall count and apply to any Awards and Shares committed for issue under any sub plan or schedule created under Rule 17.5;

(c)	there shall be disregarded any Shares subject to an Award or Option which have lapsed, been renounced or refused or otherwise become incapable of Vesting;

(d)

Shares issued by the Company to holders of awards under any share based incentive scheme of Betfair or its subsidiaries: (i) in satisfaction of any right to acquire Shares granted to such persons in replacement of such awards at the time of and in connection with the merger of the Company and Betfair; and (ii) pursuant to the articles of association of Betfair as amended in connection with the merger of the Company and Betfair, shall be disregarded as shall any Shares delivered to such award holders by any trustee holding Shares for the benefit of former employees of Betfair or its subsidiaries;

(e)	there shall be disregarded any shares issued by Betfair under any share-based incentive scheme of Betfair or its subsidiaries during the ten-year period preceding any Date of Grant; and

(f)

no account shall be taken of any Shares where the right to receive such Shares has been or is to be satisfied other than by the issue or allotment of any part of the share capital of the Company or, for so long as treasury shares held by the Company count as newly issued shares under paragraph (a), the transfer of treasury shares (including, without limitation, by the transfer of existing Shares (including, if they cease to count as newly issued shares under paragraph (a), treasury shares held by the Company) or cash).

4.	Limit on Number of Shares Granted to Eligible Employees

No Eligible Employee may be granted Awards or Options which would, at the time they are granted, cause the value of all the Shares subject to Awards and/or Options granted under this Plan to that Eligible Employee to exceed (a) in a particular calendar year, in aggregate, 1600% of his Base Salary at the time of grant and (b) in respect of the maximum value of Shares that may in the ordinary course Vest in a particular calendar year, 400% of his Base Salary at the time of grant. For the avoidance of doubt, Shares which are the subject of an Award or Option will be valued based on their Market Value.

5.	Conditions Attaching to Awards and Options

5.1	Imposition of Conditions

Subject to Rules 5.5 and 5.6, on the grant of an Award or an Option or at or around the time of the commencement of a relevant Performance Period, the Compensation Committee may impose such conditions on Vesting or exercise which the Compensation Committee determines to be appropriate in its absolute discretion.

5.2	Nature of Conditions

Any condition imposed under Rule 5.1 shall:

(a)	be objective;

(b)	include a Performance Condition(s) determined by the Compensation Committee (in its absolute discretion) which is appropriate to incentivise Eligible Employees to meet the Group’s strategic goals; and

(c)	specify such other targets as the Compensation Committee deems appropriate,

and be set out in, or attached in the form of a schedule to the Award Notification or Option Notification, as the case may be, or otherwise be the subject of a supplementary notification to the Participant.

5.3	Substitution, variation or waiver of Conditions in respect of Awards or Options Granted

If the Compensation Committee considers that any condition imposed under Rule 5.2 is no longer appropriate or fair to Award Holders or Option Holders (e.g. due to the imposition of industry specific taxation changes including product fees), it may make such adjustments to the Performance Condition calculations or substitute, vary or waive the condition (and make such consequential amendments to the Rules) in such manner as:

(a)	is reasonable in the circumstances; and

(b)	is neither materially more nor less difficult to satisfy than was intended at the Date of Grant.

The outstanding Award or Option shall then take effect subject to the condition as so substituted, varied or waived.

5.4	Notification of Award Holders and Option Holders

The Compensation Committee, as soon as is reasonably practicable, shall notify each Award Holder and Option Holder of any determination made by it under this Rule 5.

5.5	Malus

(a)

Notwithstanding any other Rule of the Plan, the Compensation Committee may, in its absolute discretion and in circumstances in which the Compensation Committee considers such action is appropriate, decide at any time prior to the Vesting of an Award or, in respect of that part of an Option that has not yet Vested and/or has Vested but has not been exercised, the second anniversary (or, where and to the extent specified in the Award Notification, such later anniversary as the Compensation Committee may determine) specified in the Award of the date on which that part first becomes exercisable, that the Participant to whom the Award or Option was granted (in this Rule 5.5, the “Relevant Participant”) shall be subject to Malus and may therefore decide to:

(i)	reduce the number of Shares to which the Award or Option relates;

(ii)	cancel the Award or Option;

(iii)	impose further conditions on the Award or Option; and / or

(iv)

delay the Vesting of the Award or the exercise of an Option if the action or conduct of the Relevant Participant, Group Member or relevant business unit is under investigation by the Company, or the Company has been notified by a regulatory authority that an investigation into such action or conduct has been commenced so that the delivery of the Shares in respect of such Award or Option will be delayed until any action or investigation is completed.

(b)	The circumstances in Rule 5.5(a) include, but are not limited to:

(i)

where there is a material restatement of the financial statements of the Company or any of its Subsidiaries for any of the financial years ending after the grant of such Award or Option. The Compensation Committee will in its sole discretion determine what constitutes a material restatement;

(ii)

the financial statements of the Company used in assessing the number of Shares over which the Award or Option was granted were misstated, or that any other information relied on in making such assessment proves to have been incorrect and, in any case, the Award or Option was granted in respect of a greater number of Shares than would have been the case had there not been such a misstatement or reliance on incorrect information or had such error not been made or had such event not occurred;

(iii)

the Compensation Committee forms the view that in assessing the extent to which any Performance Condition and/or any other condition imposed on the Award or Option was satisfied such assessment was based on an error, or on inaccurate or misleading information or assumptions and that such error, information or assumptions resulted or would result either directly or indirectly in that Award or Option Vesting to a greater degree than would have been the case had that error not been made;

(iv)

some or all of the Performance Conditions, which were deemed to have been satisfied in respect of the Award or Option have only been satisfied as a consequence of any direct or indirect manipulation on the part of the Relevant Participant. For the purpose of this Rule, “manipulation” means anything done, without the knowledge of the Compensation Committee, for the Relevant Participant’s own personal gain which is unreasonable and not done for the benefit of the Company;

(v)	the Relevant Participant is guilty of serious misconduct, gross negligence or fraud;

(vi)

the Group or part of the Group (in respect of which the Relevant Participant has performed any functions or oversight role), in the reasonable opinion of the Compensation Committee, following consultation with the risk committee of the Board, if applicable, suffered a material failure of risk management;

(vii)

any Group Member or a relevant business unit. (in respect of which the Relevant Participant has performed any functions or oversight role), in the reasonable opinion of the Compensation Committee suffered a material corporate failure;

(viii)

the censure of the Company, any Group Member or a relevant business unit by a regulatory authority or events having a significant detrimental impact (as reasonably determined by the Compensation Committee) on the reputation of the Company, any Group Member or a relevant business unit, where the Compensation Committee is satisfied that the Relevant Participant was responsible for the censure or reputational damage and that the censure or reputational damage is attributable to them; or

(ix)

the Group or part of the Group (in respect of which the Relevant Participant has performed any functions or oversight role) receives notification in writing that it may become subject to any regulatory sanctions, where the Compensation Committee forms the view that the conduct of the Relevant Participant contributed to the circumstances leading to such notification.

5.6	Clawback of Awards or Options

(a)

The Compensation Committee may decide at any time up to the second anniversary (or, where and to the extent specified in the Award Notification, such later anniversary as the Compensation Committee may determine) of the Vesting of an Award or, in the case of an Option, in respect of that part of the Option that has been exercised, up to the second anniversary (or, where and to the extent specified in the Award Notification, such later anniversary as the Compensation Committee may determine) of the date on which that part of the Option first became exercisable, that the person to whom the Award or Option was granted (in this Rule 5.6, the “Relevant Participant”) shall be subject to Clawback for any of the following:

(i)

there is a material restatement of the financial statements of the Company or any of its Subsidiaries for any of the financial years ending after the grant of such Award or Option. The Compensation Committee will in its sole discretion determine what constitutes a material restatement;

(ii)

the financial statements of the Company used in assessing the number of Shares over which the Award or Option was granted were misstated, or that any other information relied on in making such assessment proves to have been incorrect and, in any case, the Award or Option was granted in respect of a greater number of Shares than would have been the case had there not been such a misstatement or reliance on incorrect information or had such error not been made or had such event not occurred;

(iii)

the Compensation Committee forms the view that, in assessing the extent to which any Performance Condition and/or any other condition imposed on the Award or Option was satisfied, such assessment was based on an error, or on inaccurate or misleading information or assumptions and that such error, information or assumptions resulted either directly or indirectly in that Award Vesting to a greater degree than would have been the case had that error not been made;

(iv)

some or all of the Performance Conditions, which were deemed to have been satisfied in respect of the Award or Option have only been satisfied as a consequence of any direct or indirect manipulation on the part of the Relevant Participant. For the purpose of this Rule, “manipulation” means anything done, without the knowledge of the Compensation Committee, for the Relevant Participant’s own personal gain which is unreasonable and not done for the benefit of the Company;

(v)

the Group or part of the Group (in respect of which the Relevant Participant has performed any functions or oversight role), in the reasonable opinion of the Compensation Committee, following consultation with the risk committee of the Board, if applicable, suffered a material failure of risk management;

(vi)

any Group Member or a relevant business unit. (in respect of which the Relevant Participant has performed any functions or oversight role), in the reasonable opinion of the Compensation Committee suffered a material corporate failure;

(vii)	the Relevant Participant is found guilty of or pleads guilty to a crime that is related to or damages the business or reputation of the Company or any of its Subsidiaries;

(viii)	the Relevant Participant is guilty of serious misconduct or gross negligence, which causes loss or reputational damage to the Company or any of its Subsidiaries;

(ix)

the censure of the Company, any Group Member or a relevant business unit by a regulatory authority or events having a significant detrimental impact (as reasonably determined by the Compensation Committee) on the reputation of the Company, any Group Member or a relevant business unit, where the Compensation Committee is satisfied that the Relevant Participant was responsible for the censure or reputational damage and that the censure or reputational damage is attributable to them;

(x)

the Group or part of the Group (in respect of which the Relevant Participant has performed any functions or oversight role) receives notification in writing that it may become subject to any regulatory sanctions, where the Compensation Committee forms the view that the conduct of the Relevant Participant contributed to the circumstances leading to such notification; or

(xi)

the Relevant Participant is in breach of any applicable restrictions on competition, solicitation or the use of confidential information (whether arising out of the Relevant Participant’s employment contract, his termination arrangements or any internal policies).

(b)	Where the Compensation Committee decides that an Award or Option is subject to Clawback:

(i)

the Compensation Committee may require the Relevant Participant to forfeit the right to all or part of the Shares which would, but for the operation of this Rule 5.6, be transferable to the Relevant Participant in respect of such Award or Option; and/or

(ii)	the Compensation Committee may reduce (including, if appropriate, reducing to zero):

(A)	the amount of the next bonus (if any) which would, but for the operation of Rule 5.6(a) be payable to the Relevant Participant under any bonus plan operated by any Group Member;

(B)

the extent to which any other subsisting Awards or Options held by the Relevant Participant are to Vest notwithstanding the extent to which any Performance Condition and/or any other condition imposed on such other Awards or Option have been satisfied;

(C)

the extent to which any rights to acquire Shares (including annual incentive deferred into Shares) granted to the Relevant Participant under any share incentive plan (other than the Plan) operated by the Company vest or become exercisable notwithstanding the extent to which any conditions imposed on such rights to acquire Shares have been satisfied;

(D)	the number of Shares subject to any vested but unexercised Option; and/or

(E)

the number of Shares subject to any vested but unexercised right to acquire Shares granted to the Relevant Participant under any share incentive plan (other than the Plan) operated by any Group Member.

(c)

Where Shares have been delivered to the Relevant Participant, the Compensation Committee may require the Relevant Participant to transfer to the Company (or as the Company directs) for nil consideration some or all of the Shares delivered to him under the Award or Option, or pay to the Company (or as the Company directs) an amount equal to the value of those Shares (as determined by the Compensation Committee) on such terms as the Compensation Committee may direct (including, but without limitation, on terms that the relevant amount is to be deducted from the Relevant Participant’s salary or from any other payment to be made to the Relevant Participant by any Group Member).

(d)

Any reduction made pursuant to Rule 5.6(b)(ii)(A) and/or Rule 5.6(b)(ii)(B) shall take effect immediately prior to the Vesting of the Award or Option or the right vesting or becoming exercisable (as applicable) (or at such other time as the Compensation Committee decides) and any reduction made pursuant to Rule 5.6(b)(ii)(C) and/or Rule 5.6(b)(ii)(D) shall take effect at such time as the Compensation Committee decides.

(e)

Where Rule 5.6(a) above applies, the amount and/or such number of Shares to be subject to Clawback shall be such amount and/or such number of Shares as the Compensation Committee decides is appropriate but the amount of the Clawback and/or such number of Shares shall be limited to the net (post-tax) amount of such value.

(f)

This Rule may be applied in different ways for different Participants in relation to the same or different events, or in different ways for the same Relevant Participant in relation to different Awards or Options.

(g)	This Rule shall not apply after the Company is subject to a takeover or other corporate event under Rule 9 (provided that the relevant event is not an Internal Reorganisation).

(h)

The Company may adopt such other malus and clawback policy to the extent necessary or appropriate to comply with all applicable laws, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules, regulations or listing standards promulgated thereunder and all Awards or Options shall be subject to such policy (whether or not such policy was in place at the time of grant of the Award or Option).

5.7	Provisions ancillary to Rules 5.5 and 5.6

(a)

Without limiting Rule 15, the Relevant Participant will not be entitled to any compensation in respect of any adjustment under Rules 5.5 or 5.6, and the operation of Malus or Clawback will not limit any other remedy any Group Member may have.

(b)	Where a Relevant Participant is required to return any Shares or to forfeit the right to any Shares under Rule 5.5 or 5.6, such Shares shall be deemed to be forfeitable shares.

(c)	The Compensation Committee will notify the Relevant Participant of any application of Malus or Clawback under Rule 5.5 or 5.6.

5.8	Substitution, Variation or Waiver of Conditions in respect of Awards or Options to be Granted

If prior to the grant of an Award or Option, there is introduced, or proposed to be introduced, in any jurisdiction in which any member of the Group does business any industry specific taxation change, including product fees, which impacts, or may impact, upon the calculation of any Performance Condition in respect of any Accounting Period, or part of an Accounting Period, forming part of the Performance Period but did not equivalently impact upon any Performance Condition in respect of the Accounting Period immediately preceding the relevant Accounting Period, the Compensation Committee, acting reasonably, may take such action that it thinks appropriate in the adjustment of any part of the Performance Condition calculations or in the substitution, variation or waiver of any condition in respect of Awards or Options to be granted to ensure consistency of comparison in the numbers underlying the calculation of the Performance Condition.

6.	Grant of Options

Options may be granted by the Compensation Committee in favour of Eligible Employees in respect of Shares sourced from the Trustee or from the Company with the price payable by the Option Holder on exercise being zero, in the case of Shares sourced from the Trustee, or the aggregate nominal value of the Shares the subject of the Option (which shall be paid by the Group Member which employs the Option Holder or the Trustee, if so agreed, as the case may be), in the case of Shares sourced from the unissued share capital of the Company, with the performance period being the same as the Performance Period and the performance conditions being the same as those applicable to Awards granted under the terms of the Plan. The provisions of this Plan which apply to Awards shall also apply to Options with all necessary modifications and changes as determined by the Compensation Committee. All such Options shall be granted on the basis that they shall be exercisable within a period of less than ten years after the Date of Grant (or such shorter period as may be determined on the Date of Grant) where the exercise price is less than the Market Value at the Date of Grant.

7.	Vesting of Awards and Options

7.1	Vesting of Awards and Options

Subject to Rules 8 and 9, an Award may Vest and an Option may become exercisable on such date as may be specified by the Compensation Committee after the date on which the relevant Performance Condition applicable in respect of a Performance Period (in its original form or as substituted or varied from time to time), has been determined by the Compensation Committee to be satisfied provided that no Award Holder shall be entitled to Vest such Award and no Option Holder entitled to exercise an Option earlier than the later of the (i) third anniversary of the Date of Grant thereof and (ii) the anniversary of the Date of Grant immediately following the third anniversary of the commencement of the relevant Performance Period.

The Compensation Committee may adjust the Vesting or exercise dates and limits set out herein and the Performance Period in its absolute discretion to take account of any change in the Company’s Accounting Period which may occur during the period commencing on the Date of Grant of an Award or Option and ending on the date such Award or Option Vests.

The Compensation Committee may adjust the Vesting outcome (either up or down) in respect of a Performance Period in its absolute discretion to ensure that the overall outcome reflects underlying business performance or the Participant’s overall performance over the Performance Period.

7.2	Award and Option Holders to be employed within the Group

Except as otherwise provided in Rule 8, an Award may Vest or an Option may be exercised only while the Award Holder or Option Holder is employed within the Group and if he ceases to be employed within the Group, any Award or Option granted to him shall lapse to the extent that it has not Vested or been exercised prior to the date of such cessation.

7.3	Effect of any Dealing Restriction Period

If an Award becomes capable of Vesting or an Option capable of exercise during a period when a Dealing Restriction applies, the holder thereof shall not become entitled to receive the Shares nor shall the Trustee or the Company be under any obligation to deliver the Shares until the Dealing Restriction ends notwithstanding any other provision contained in these Rules.

7.4	Acquisition of Shares for Awards and Options

(a)	The Company may from time to time fund the Trustee as and when the Trustee requires funds to purchase Shares in the market or otherwise;

(b)

In circumstances determined by the Compensation Committee, in its absolute discretion, a request may be made to the Trustee to satisfy the obligation to deliver Shares on Award Vesting or Option exercise to any Award Holder or Option Holder (other than an executive director) by the payment to the Award Holder or Option Holder, as the case may be, of a cash payment equal to the aggregate Market Value of the Shares the subject of such Award or Option (the “Net Payment”).

7.5	Post Vesting Holding Period

The Compensation Committee, in its absolute discretion, may at any time, impose on an Award Holder or Option Holder, as the case may be, the requirement to retain Shares derived from any Award or Option or any Net Payment for such period, and on such conditions as it shall determine in its absolute discretion, provided that in specifying the number of such Shares, or the amount of the Net Payment, to be held, due regard shall be had to the need for such holders to discharge taxation, social charge and social insurance liabilities arising on the Vesting or exercise of any such Award or Option or the receipt of any Net Payment, as the case maybe, and provided further that the Compensation Committee shall be entitled to impose such a requirement on one Award Holder or Option Holder but not on another (a “Retention Restriction”). Unless the Compensation Committee determines otherwise, all Shares (after any sale required to discharge taxation, social charge and social insurance liabilities arising on the Vesting or exercise of any such Award or Option) received by a director of the Company in respect of an Award or Option shall be subject to a Retention Restriction until the anniversary of the Date of Grant of such Award or Option next following the end of its final Performance Period.

8.	Cessation of Employment

8.1

Notwithstanding, the provisions of Rules 7.1 and 7.2, if a Participant ceases to be employed by a Group Member before or after his Award is capable of Vesting or Option is capable of exercise, as the case may be, by reason of:

(a)	death;

(b)	ill health, injury or disability evidenced to the satisfaction of the Company;

(c)	redundancy (within the meaning of the Redundancy Payments Acts 1967 to 2022 or any overseas equivalent) if the Company so decides;

(d)	retirement, with the agreement of the Company;

(e)	his office or employment being with either a company which ceases to be a Group Member or relating to a business or part of a business which is transferred to a person who is not a Group Member; or

(f)	for any other reason, if the Compensation Committee so decides,

his Award or Option shall lapse except to the extent it is already Vested or it Vests as provided in Rule 8.3 or except as the Compensation Committee shall otherwise determine, and such lapse be effective either on (i) the date of cessation of employment with the Group Member or (ii) such other date as shall be determined by the Compensation Committee in its absolute discretion (including, but not limited to, the date on which any post cessation restrictive covenants entered into by the Participant expire).

8.2

Any Option which does not lapse immediately on cessation of the Participant’s employment with the Group Member shall lapse unless exercised by the Participant or by his personal representative within a period of six months (or such other period as determined by the Compensation Committee in its discretion) after: (a) if applicable, the date on which the Option becomes exercisable having been excepted from lapse in accordance with Rule 8.1; or (b) in the case of an Option which was already exercisable on the date of cessation of employment, either (x) the date of cessation of employment with the Group Member, or (y) such other date as shall be determined by the Compensation Committee in its absolute discretion (including, but not limited to, the date on which any post cessation restrictive covenants entered into by the Participant expire), PROVIDED ALWAYS THAT no Option shall be capable of exercise after the expiry of either (i) ten years from the Date of Grant thereof or (ii) such shorter exercise period as was determined on the Date of Grant.

8.3

Subject to Rules 8.4 to 8.6, the number of Shares in respect of which Vesting or exercise may occur shall be determined by the Compensation Committee in its absolute discretion, taking into account, in respect of each Performance Period:

(a)

the extent to which any Performance Condition applicable to that Performance Period has been satisfied either (as determined by the Compensation Committee) at the date of cessation of office or employment or at the end of the original Performance Period; and

(b)

unless the Compensation Committee determines otherwise, the period of time (if any) that has elapsed from the commencement of the that Performance Period to the date of cessation of office or employment, and to the extent that an Award does not Vest, or an Option does not become exercisable, in each case in full, the remainder will lapse immediately.

8.4

The Compensation Committee may, at any time prior to the date of eventual exercise, and in its absolute discretion, revoke any determination under Rule 8.1 to permit an Award or Option to continue for any reason including (without limitation) a breach by the Award Holder or Option Holder of any restrictive covenants contained within his or her employment contract or any settlement agreement in respect of termination of his employment or otherwise, in which case the Award or Option shall lapse immediately from the date of such revocation.

8.5	An Award Holder or Option Holder shall not be treated for the purposes of these Rules as ceasing to be employee until such time as he is no longer an employee or an officer of any Group Member.

8.6	Where an Award Holder or Option Holder’s contract of employment with the Group is terminated:

(a)	without notice, such employment shall be deemed to cease on the date on which the termination takes effect;

(b)	by a Group Member with a payment in lieu of notice, such employment shall be deemed to cease on the date on which the termination takes effect and shall not include notice not worked; and

(c)	where the said contract is terminated by notice given by a Group Member or by an Award Holder or Option Holder, such employment shall be deemed to cease on the date on which that notice expires.

8.7	Retention Restriction Release

The Compensation Committee, in its absolute discretion, may release any Shares or any Net Payment the subject of a Retention Restriction after an Award Holder or Option Holder ceases to be employed for any of the reasons set out in Rule 8.1 or for such other reason as the Compensation Committee, in its absolute discretion, may decide.

8.8	Award Holder Relocating Abroad

Notwithstanding any other provision of these Rules, if it is proposed that an Award Holder or Option Holder (who is not an executive director of the Company), while continuing to be an Eligible Employee, shall work in a country other than the country in which he is currently working and, by reason of such change he:

(a)	suffers less favourable tax treatment in respect of his Awards or Options; or

(b)	becomes subject to a restriction that impedes or limits the issuance or transfer of the Shares subject to an Award or Option or limits or impedes his ability to hold or deal with such Shares,

his Award or Option, at the discretion of the Compensation Committee, may (i) either Vest or be exercised, as the case may be, in whole or in part, at such time or times as the Compensation Committee shall determine; or (ii) be adjusted in a manner designed to overcome in whole or in part, such treatment or restriction.

9.	Takeover, Reconstruction, Amalgamation or Winding-Up of the Company

9.1	Corporate Events

Where any of the events described in Rule 9.2 occur, then subject to Rules 10 and 11, Awards and Option will Vest in accordance with Rule 9.3 at the time of such event unless they Vest earlier in accordance with Rule 9.4(b). Subject to Rule 9.3 Options will be exercisable for 30 days from the date of the relevant event described in Rule 9.2, after which all Options will lapse.

9.2	Relevant Events

The events referred to in Rule 9.1 are:

(a)	General offer

If any person (either alone or together with any person Acting in Concert with him)

(i)	obtains Control of the Company as a result of making a general offer to acquire Shares; or

(ii)	already having Control of the Company, makes an offer to acquire all of the Shares other than those which are already owned by him and such offer becomes wholly unconditional.

(b)	Scheme of arrangement

A compromise or arrangement in accordance with Chapter 1 of Part 9 of the Companies Act 2014 for the purposes of a change of Control of the Company is sanctioned by the Court.

(c)	Winding-up

On the passing of a resolution for the voluntary winding-up or the making of an order for the compulsory winding up of the Company.

9.3	Determination of the Compensation Committee

(a)

An Award or Option will Vest pursuant to Rule 9.1 taking into account all factors which the Compensation Committee considers relevant, the extent to which the Performance Condition has been satisfied and, unless the Compensation Committee determines otherwise, the period of time from the commencement of the relevant Performance Period to the date of the relevant event. To the extent that an Award or Option does not Vest, or is not exchanged in accordance with Rule 10, it will lapse immediately.

(b)	Any reference to the Compensation Committee in this Rule 9 means the members of the Compensation Committee immediately prior to the relevant event which is the subject of this Rule 9.

9.4	Other Events

(a)

If the Company is or may be affected by a merger with another company, demerger, delisting, special dividend or other event which, in the opinion of the Compensation Committee, may affect the current or future value of Shares:

(i)	the Compensation Committee may determine that an Award or Option will Vest or must be exercised conditionally on the event occurring;

(ii)	if the event does not occur then the conditional Vesting or exercise will not be effective and the Award or Option will continue to subsist;

(iii)

if an Award or Option Vests under this Rule 9.4, it will Vest taking into account the extent to which any Performance Condition has been satisfied at the date of the relevant event and, unless the Compensation Committee determines otherwise, the period of time from the date of commencement of the relevant Performance Period to the date of the relevant event; and

(iv)	to the extent that an Award or Option does not Vest, it will lapse immediately.

The Compensation Committee will then also determine the period during which any Vested Option may be exercised, after which time it will lapse.

(b)

If the Compensation Committee determines that there would be any adverse tax consequence if an Award or Option were to Vest on or after an event described in this Rule 9, then the Compensation Committee may resolve that Awards will Vest on an earlier date.

9.5	Discretion of Compensation Committee

In determining the basis of Vesting or exercise of Awards or Options, as the case may be, in the circumstances set out in Rules 9.1 to 9.4 or the release of a Retention Restriction in respect of Shares derived from Awards or Options or a Net Payment, the Compensation Committee, acting fairly and reasonably, may take such actions as it considers fair in the circumstances.

10.	Exchange of Awards and Options on Takeover of the Company

10.1	An Award will not Vest or an Option will not become exercisable under Rule 9 but will be exchanged on the terms set out in Rule 10 to the extent that:

(a)	an offer to exchange the Award (the “Existing Award”) or Option (the “Existing Option”) is made and accepted by a Participant;

(b)	there is an Internal Reorganisation; or

(c)	the Compensation Committee decides (before the event) that an Existing Award or Existing Option will be exchanged automatically.

10.2

If Rule 10.1 applies, the Existing Award will not Vest or Existing Option will not become exercisable but will be exchanged in consideration of the issue of a new award (the “New Award”) or new option (the “New Option”) which, in the opinion of the Compensation Committee, is equivalent to the Existing Award or Existing Option, but relates to shares in a different company (whether the acquiring company or a different company) (“New Shares”).

10.3	The New Award or New Option shall not be regarded for the purposes of this Rule 10 as equivalent to the Award or the Option unless:

(a)

save for any condition imposed under Rule 5.1, the New Award or the New Option shall Vest or be exercised, as the case may be, in the same manner as the Award and the Option and subject to the same provisions of the Plan as it had effect immediately before the release of the Award or Option, as the case may be;

(b)

the aggregate Market Value of the shares which are the subject of the New Award or the New Option is the same as the maximum possible amount which would have been received where the Award or Option become exercisable in its entirety; and

(c)

the total amount payable by the Award Holder or the Option Holder for the acquisition of the New Shares under the New Award or the New Option, as the case may be, is as nearly as may be equal to the total amount that would have been payable by the Award Holder or the Option Holder for the acquisition of the Shares under the Award or the Option, as the case may be.

10.4	The date of grant of the New Award or New Option shall be deemed to be the same as the Date of Grant of the Award or the Option, as the case may be.

10.5

In the application of the Plan to the New Award or the New Option, where appropriate, references to “Company” and “Shares” shall be read as if they were references to the company to whose shares the New Award or New Option, as the case may be, relates and the New Shares respectively, save that in the definition of “Committee” the reference to “Company” shall be read as if it were a reference to Flutter Entertainment plc.

11.	Lapse of Awards and Options

In addition to any other Rule providing for lapsing, an Award or Option shall lapse on the earliest of:

11.1	subject to Rules 8.1 and 8.2, the date specified in the Award Notification or Option Notification for lapsing;

11.2

the Compensation Committee determining that any condition imposed under Rule 5.1 has not been satisfied in relation to the Award or Option and can no longer be satisfied either in whole or in part; and

11.3	the date on which a resolution is passed or an order is made by the court for the compulsory winding up of the Company.

12.	Shares Transferred/Issued on Vesting

12.1	Rights attaching to Shares

Prior to Vesting or exercise an Award Holder or Option Holder, as the case may be, shall have no right over or in respect of any Shares which are capable of being acquired or held for the benefit of the Award Holder or Option Holder under the relevant Award or Option. On the Vesting of an Award or exercise of an Option, the relevant Shares shall, as to voting, dividend and other rights, including those arising on a liquidation of the Company, rank equally in all respects and as one class with the Shares in issue at the date of such Vesting and the Award Holder or Option Holder, as the case may be, shall be entitled to all rights attaching to such Shares arising by reference to a record date after the date of Vesting or exercise.

12.2	Form of Delivery

Where Shares are to be delivered to a Participant as a consequence of the Vesting of an Award or the exercise of an Option, the relevant Shares shall be delivered to the Participant in such manner as the Compensation Committee may in its discretion determine, including but not limited to procuring the issue of DIs representing the relevant Shares to the Participant or its nominee(s) and/or making arrangements for the relevant Shares to be held on behalf of the Participant in any securities settlement system to which the Shares are eligible for admission from time to time.

12.3	Dividend Equivalents

Subject to Rule 12.4, upon the Vesting of an Award or part thereof in respect of Shares sourced from the Trustee an Award Holder shall be entitled to receive such number of additional Shares, calculated by the Company (in its absolute discretion), by dividing the amount of dividends which would have been paid on a dividend payment date in respect of the number of Shares which are Vesting in the period commencing on the Date of Grant and ending on the day prior to Vesting in respect of that Performance Period by the price of a Share on the Official List (or equivalent such record) of the Stock Exchange at the close of business on the relevant dividend payment day. If there are more than one dividend payment days in the period, the number of Shares shall be the aggregate of such calculations (the “Dividend Shares”). The Dividend Shares shall form part of the Award for all purposes and be subject to the terms and conditions set out in these Rules as if they formed part of the Award ab initio. The entitlement to Dividend Shares shall only arise upon the Vesting of the original Award of which they form part and the Award Holder shall have no right or interest of any kind in respect of these Shares unless and until the Vesting of the original Award occurs. If an Award shall Vest in part the number of Dividend Shares the Award Holder shall receive shall be reduced so that the Dividend Shares received shall bear the same proportion to the total number of Dividend Shares as the proportion that the Award that Vests bears to the entire Award.

Upon the Vesting of an Award, or part thereof, in respect of Shares sourced from the unissued share capital of the Company, the Compensation Committee, in its absolute discretion, may determine to procure that the Board shall allot such additional number of Shares as shall equal the entitlement to Dividend Shares that would have been transferred to the Award Holder had he received an Award or Shares sourced from the pool of Shares held by the Trustee.

An Option Holder shall be entitled to Dividend Shares on the same basis as an Award Holder with the calculation of the amount of his dividend entitlement being based on the amount of dividends that would have been payable on the Shares the subject of the Option in the period commencing on the Date of Grant and ending on the earliest date the relevant Options (or part thereof) could have been exercised had such Shares been in issue.

12.4	Exclusion

The automatic entitlement of an Award Holder to Dividend Shares under the provisions of Rule 12.3 shall not apply to Dividend Shares that may be funded from any special or exceptional dividend payable by the Company and, in such circumstances, the Compensation Committee shall determine, in its absolute discretion, whether or not a Dividend Share entitlement shall arise.

For the avoidance of any doubt, the proceeds payable to the Trustee in respect of any repurchase by the Company of Shares from the Employee Benefit Trust are not within the remit of Rule 12.3.

13.	Adjustment of Awards and Options on Reorganisation and Exercise of Discretion

13.1	Power to adjust Awards and Option

The number of Shares subject to an Award or an Option and/or any Performance Condition applicable thereto may be adjusted in such manner as the Compensation Committee determines, in the event of:

(a)	any variation of the share capital of the Company; or

(b)	a merger with another company, demerger, delisting, special dividend, rights issue or other event which may, in the opinion of the Compensation Committee, affect the current or future value of Shares.

13.2	Notification of Award Holders and Option Holder

The Compensation Committee shall, as soon as reasonably practicable, notify each Award Holder and Option Holder of any adjustment made under this Rule 13. The Compensation Committee may call in for endorsement or cancellation and re-issue of any Award Notification or Option Notification in order to take account of such adjustment.

13.3	Exercise of Discretion

Any decision to exercise a discretion provided for in any of Rules 2, 5, 7 and 8 in respect of a Participant, who is not an executive director of the Company, may be made by a person or persons duly authorised by the Compensation Committee.

14.	Deductions

14.1	Withholding Tax and Social Security Deductions

Where, in relation to an Award or Option granted under the Plan, the Compensation Committee, the Trustee, the Company or any Group Member (as the case may be) is liable, or is in accordance with current practice believed by the Compensation Committee, the Trustee or the Company to be liable, to account to any revenue or other authority for any sum in respect of any tax or social security liability of the Award Holder or Option Holder (a “Relevant Liability”), neither the Trustee nor the Company, as appropriate, shall be under any obligation to acquire Shares for the benefit of the Award Holder or Option Holder or transfer or issue Shares, as appropriate, to the Award Holder or Option Holder unless the Award Holder or Option Holder, as the case may be, has paid to the Trustee, the Company or the member of the Group (as the case may be) an amount sufficient to discharge the liability.

In addition, any Group Member and/or the Trustee shall have the discretion to retain sufficient of the Shares the subject of any Award or Option to ensure that any liability to taxation or otherwise of the Award Holder or Option Holder or the Company or Group Member or the Trustee in respect of the receipt by any such holder of such Shares is capable of discharge.

14.2	Indemnity

Each Award or Option shall be granted on terms that the Participant agrees to indemnify and keep indemnified the Company and any Group Member and any other relevant person to the extent permitted by law in respect of any Relevant Liability, and that upon Vesting of an Award or exercise of an Option the provisions of Rule 14 shall apply (and for this purpose a company in the Group includes a company that has been a Group Member).

14.3	Acceptance and signing of Award/Option Notification by Award/Option Holder

The Compensation Committee may require an Award Holder or Option Holder to accept or sign a copy of the Award Notification or Option Notification or some other document in order to bind himself contractually to any such arrangement as is referred to in this Plan (including the application of Clawback in respect of them) and return the accepted/signed document to the Company by a specified date. Failure to return the accepted/signed document by the specified date shall cause the Award or Option to lapse.

15.	Legal Entitlement

15.1	This Rule 15 applies during a Participant’s employment with any Company in the Group and after the termination of such employment, whether or not the termination is held to be lawful.

15.2

This Rule 15 shall apply irrespective of whether the Compensation Committee has discretion in the operation of the Plan, or whether the Company or the Compensation Committee could be regarded as being subject to any obligations in the operation of the Plan.

15.3

Nothing in the Plan or its operation forms part of the terms of employment of a Participant and the rights and obligations arising from a Participant’s employment with any Company in the Group are separate from, and are not affected by, his participation in the Plan.

15.4	Awards or Options will not (except as may be required by taxation law) form part of the emoluments of any Participant or count as wages or remuneration for pension or other purposes.

15.5

Nothing in the Plan or its operation will confer on any person any right to continue in employment and neither will it affect the right of any Group Member to terminate the employment of any person without liability at any time (with or without cause) or impose upon the Compensation Committee or any other person any duty or liability whatsoever in connection with:

(a)	the lapsing of any Award or Option pursuant to the Plan;

(b)	the failure or refusal to exercise any discretion under the Plan; or

(c)	a Participant ceasing to hold office or employment for any reason whatsoever.

15.6

The issue of any Award or grant of an Option to a Participant does not create any right for that Participant to be issued any further Awards/Options or to be issued Awards/Options on any particular terms, including the number of Shares to which Awards/Option relate whether under this Plan or any other scheme.

15.7

Participation in the Plan is permitted only on the basis that the Eligible Employee accepts all the provisions of these Rules, including in particular this Rule 15. By participating in the Plan, a Participant waives all rights to compensation for any loss in relation to the Plan, including:

(a)	any loss of office or employment;

(b)	any loss or reduction of any rights, benefits or expectations in relation to the Plan in any circumstances or for any reason, including lawful or unlawful termination of the Participant’s employment;

(c)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision;

(d)	the operation, suspension, termination or amendment of the Plan.

15.8

Each of the provisions of each Rule of the Plan is entirely separate and independent from each of the other provisions of each Rule. If any provision is found to be invalid then it will be deemed never to have been part of the Rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions of the Rules.

15.9

No representation or guarantee is given in respect of the future value of the Shares which are the subject of any Awards. Each Award is made on the basis that the Participant accepts that such value is unknown, indeterminable and cannot be predicted with certainty. Furthermore, the issue of an Award or grant of an Option shall in no way affect the Company’s right to adjust, reclassify, reorganise or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

15.10

No Group Member shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the euro that may affect the value of the Award or Option or of any amounts due to the Participant pursuant to the vesting of the Award or the subsequent sale of any Shares acquired upon Vesting and/or settlement.

16.	Administration of the Plan

16.1	Compensation Committee responsible for administration

The Compensation Committee shall be responsible for, and shall have the conduct of, the administration of the Plan. The Compensation Committee may from time to time make or amend regulations for the administration of the Plan provided that such regulations shall not be inconsistent with the Rules of the Plan.

16.2	Compensation Committee decision final and binding

The decision of the Compensation Committee shall be final and binding in all matters relating to the administration of the Plan, including but not limited to the resolution of any ambiguity in the Rules of the Plan.

16.3	Suspension or termination of grant of Awards/Options

The Compensation Committee may terminate or from time to time suspend the grant of Awards or Options.

16.4	Provision of Information

The Trustee and an Award Holder or Option Holder shall provide to the Company as soon as reasonably practicable such information as the Company reasonably requests for the purpose of complying with its obligations under Section 128(11) of TCA 1997 (or overseas equivalent).

16.5	Cost of Plan

The cost of introducing and administering the Plan shall be met by the Company. The Company shall also be entitled, if it wishes, to charge to a Subsidiary the opportunity cost of issuing Shares to an Award Holder or Option Holder employed by the Subsidiary following the Vesting of an Award or Option, as the case may be.

17.	Amendment of the Plan

17.1	Power to amend the Plan

Subject to Rules 17.2 and 17.3, the Compensation Committee may from time to time amend all or any of the Rules of the Plan.

17.2	Amendments to the Plan

Without the prior approval of the Company in general meeting, an amendment may not be made for the benefit of existing or future Award Holders or Option Holders to the Rules of the Plan relating to:

(a)	the persons to whom or for whom securities, cash or other benefits are provided for under the Plan;

(b)	the limit on the number or amount of Shares, cash or other benefits subject to the Plan;

(c)	the maximum entitlement of any one Award Holder or Option Holder under the Plan;

(d)

the basis for determining an Award Holder or Option Holder’s entitlement to, and the terms of securities, cash or other benefits to be provided and for the adjustment thereof (if any) if there is a capitalisation issue, rights issue or open offer, subdivision or consolidation of Shares or reduction or any other variation of capital;

PROVIDED HOWEVER that this Rule 17.2 shall not prohibit any amendment which is of a minor nature and benefits the administration of the Plan or any amendment which is necessary or desirable in order to take account of a change of legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants in the Plan, the Company or some other Group Member.

17.3	Rights of existing Award/Option Holders

An amendment may not adversely affect the rights of an existing Award Holder or Option Holder (save in respect of the Performance Condition) except where the amendment has been approved by Award Holders and/or Option Holders who together represent the holders of Awards and/or Options which have the majority of Shares which are the subject all Awards and Options outstanding at such time.

17.4	Notification of Award/Option Holders

The Compensation Committee shall, as soon as reasonably practicable, notify each Award Holder and Option Holder of any amendment to the Rules of the Plan under this Rule 17.

17.5	Changes to take account of foreign jurisdiction

The Compensation Committee may incorporate additional schedules to the Rules in any jurisdiction in which employees are based. These schedules may vary the Rules or establish country specific sub plans to take account of any applicable tax, exchange control, securities laws or other regulations. The Shares issued pursuant to any Award or Option granted under any additional schedule will count towards the overall limits on the number of Shares that may be issued under the Plan.

18.	Data Protection

18.1	By accepting the grant of an Award, a Participant acknowledges that his or her Personal Data will be processed and disclosed as follows:

(a)

by the Company, the Trustee or any Group Member employing the Participant as they are required to collect, process and utilise the personal information or other relevant information pertaining to the Participant for purposes directly relevant to the Award granted to the Participant, and to disclose or transfer such information to other Group Members and, if necessary, a third party (including any broker, registrar or administrator) for the purpose of administering the Plan;

(b)

by the Company, the Trustee, any Group Member employing the Participant and any such third party so that they may utilise such information for the purpose of administering the Plan, provided that such information shall be kept confidential and shall not be used by any of them for any purposes not related to the administration of the Plan;

(c)

by the Company, the Trustee, any Group Member employing the Participant and any such third party (any of which may be located in the European Economic Area (“EEA”) of the UK or outside of the EEA and the UK) so that they may transfer the personal information or other relevant information pertaining to the Participant in the EEA/UK or outside of the EEA/UK for the purpose of administering the Plan (in which case the transfer shall be governed by “model contract clauses” or equivalent measures required under European Union or UK data protection laws); and

(d)

by and to any future purchaser of the Company or Subsidiary employing the Participant, or any future purchaser of their respective undertakings or any parts thereof, for the purpose of administering the Plan and/or confirming the Participant’s entitlement to an Award and/or any Plan Shares where such entitlement is relevant to such purchase.

18.2

By accepting the grant of an Award, a Participant acknowledges that the purposes described in Rule 18.1 are necessary for the performance of the Plan or are otherwise necessary for the legitimate interests of the Company, the Trustee or any Group Member employing the Participant in connection with the administration of the Plan. Should the Participant exercise any data subject rights in relation to his or her Personal Data, such as the right of objection or erasure, the Participant acknowledges that it may no longer be possible to administer the Plan in respect of the Participant. In that case the Awards may lapse and shall not be capable of Vesting and the Participant shall be deemed to have waived (without any right to compensation) any right to Plan Shares which are being held on his behalf by the Trustee.

18.3

Each Participant shall be provided with the information regarding the following by the Company, the Trustees or any Group Member employing the Participant to the extent that they are acting as controllers of the Participant’s Personal Data (save where the Participant already has the information):

(a)	the purpose of the collection and use of the personal information or other relevant information pertaining to the Participant;

(b)	the information to be collected and used;

(c)	the period and method of retention and use of the personal information or other relevant information pertaining to the Participant;

(d)

details of any third parties to whom their information is disclosed or transferred including the purpose of such disclosure or transfer and, where applicable, the safeguards applied to any transfers of data outside of the EEA/UK;

(e)	the rights of the Participant in respect of access to, rectification and deletion of their information and any related disadvantages;

(f)	where applicable, the contact details of the Data Protection Officer of the relevant controller; and

(g)	the right to complain to the relevant data protection supervisory authority.

19.	Listing of Shares

If and for so long as the Shares are listed on the Official List of the Stock Exchange and traded on the Stock Exchange, the Company shall apply for the listing of any Shares issued under the Plan as soon as possible.

20.	Notices

20.1	Notice by Trustee or Company

Any notice, document or other communication given by, or on behalf of, the Compensation Committee, the Trustee or the Company to any person in connection with the Plan shall be deemed to have been duly given if delivered to him at his place of work, if he is employed within the Group, or sent through the post in a pre-paid envelope to the address last known to the Company to be his address and, if so sent, shall be deemed to have been duly given on the date of posting.

20.2	Deceased Award/Option Holders

Any notice, document or other communication so sent to an Award Holder or Option Holder shall be deemed to have been duly given notwithstanding that such Award Holder or Option Holder is then deceased (and whether or not the Compensation Committee have notice of his death) except where his personal representatives have established their title to the satisfaction of the Compensation Committee and supplied to the Compensation Committee an address to which notices, documents and other communications are to be sent.

20.3	Notice to Compensation Committee, Trustee or Company

Any notice, document or other communication given to the Compensation Committee, Trustee or the Company in connection with the Plan shall be delivered or sent by post to the Company Secretary at the Company’s registered office or such other address as may from time to time be notified to Award Holders or Option Holders but shall not in any event be duly given unless it is actually received at such address.

21.	Governing Law

The formation, existence, construction, performance, validity and all aspects whatsoever of the Plan, any term of the Plan and any Award or Option granted under it shall be governed by the Laws of Ireland. The Courts of Ireland shall have jurisdiction to settle any dispute which may arise out of, or in connection with, the Plan. The jurisdiction agreement contained in this Rule 21 is made for the benefit of the Company only, which accordingly retains the right to bring proceedings in any other court of competent jurisdiction. By accepting the grant of an Award or Option and not renouncing it, an Award Holder or Option Holder, as the case may be, is deemed to have agreed to submit to such jurisdiction.

22.	Arbitration

Notwithstanding the provisions of Rule 21, all disputes and differences arising out of this Plan or otherwise in connection therewith may be referred by the Company to arbitration pursuant to the provisions of the Arbitration Acts 2010 (as amended) and any Award Holder or Option Holder so affected shall submit to such arbitration.